 As filed with the U.S. Securities and Exchange Commission on July 11, 2017
Registration Statement No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization) 10 Hudson Yards, New York, NY (Address of Principal Executive Offices)	52-2242751 (I.R.S. Employer Identification No.) 10001 (Zip Code)

Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan
 (Full Title of Plan)

Todd Kahn, Esq.
President, Chief Administrative Officer and Secretary
10 Hudson Yards
New York, NY  10001
 (Name and address
of agent for service)

(212) 594-1850
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	2,438,237 Shares	$46.62	$113,670,608.94	$13,174.42
(1)
This Registration Statement is being filed to register 2,438,237 shares of common stock, par value $0.01 per share, of Coach, Inc., (the “Registrant”) including 440,263 shares of common stock issuable pursuant to equity awards assumed by the Registrant in connection with its acquisition of Kate Spade & Company (“Kate”) and 1,997,974 shares of common stock available for future issuance under the Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan being assumed by the Registrant (all shares of which have been adjusted to reflect such number of shares of the Registrant’s common stock based on an exchange ratio in the Merger Agreement (as defined in the Explanatory Note below)).  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of securities which may become issuable under the plans described herein as a result of a stock dividend, market split or other recapitalization.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low price of the Registrant’s Common Stock on July 6, 2017 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

 On May 7, 2017, Kate, the Registrant and Chelsea Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), the Merger Sub will merge with and into Kate, and Kate will become a wholly owned subsidiary of the Registrant (the “Merger”).  In connection with the Merger and pursuant to the terms of the Merger Agreement, at the Effective Time, among other things, the Registrant assumed the Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan (“2013 Plan”), including certain outstanding and unvested restricted stock units, performance share units and market share units that converted into Registrant restricted stock units covering 440,263 shares of Registrant’s common stock and Kate shares reserved for future issuance under the 2013 Plan converted into 1,997,974 shares of Registrant’s common stock reserved for future issuance under the 2013 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2016 (the “2016 Form 10-K”), filed with the Securities and Exchange Commission (the “Commission”) on August 19, 2016;

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarters ended October 1, 2016, December 31, 2016 and April 1, 2017, and filed with the Commission on November 9, 2016, February 8, 2017 and May 10, 2017, respectively;

(c)
The Company’s Current Reports on Form 8-K filed with the Commission on August 2, 2016, August 3, 2016, August 22, 2016, August 26, 2016, September 9, 2016, November 10, 2016, January 4, 2017, February 10, 2017, April 6, 2017, May 8, 2017, May 31, 2017, June 6, 2017, June 7, 2017, June 20, 2017 and June 23, 2017;

(d)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A (filed with the Commission on September 30, 2016) which were incorporated by reference into the Company’s 2016 Form 10-K; and

(e)
The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on September 27, 2000, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, before filing a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares the remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  In no event, however, will any information that the Company discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated therein), including any exhibits furnished with such report, that the Company may from time to time furnish to the Commission be incorporated by reference into, or otherwise become part of, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which is, or is deemed to be, incorporated by reference, herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities

                Not applicable.

Item 5.         Interests of Named Experts and Counsel

                Not applicable.

Item 6.         Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.  The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Company’s charter authorizes it and the bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who has agreed to become a director or officer or who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, employee or agent from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer, or a person who has agreed to become a director or officer, of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.  The charter also permits the Company, with the approval of the Board, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation  (unless its charter provides otherwise, which the Company charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.  In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 7.         Exemption from Registration Claimed.

                Not applicable.

Item 8.         Exhibits.

The exhibits to this Registration Statement are included in the Exhibit Index and are incorporated herein by reference.

Item 9.         Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or event arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act; that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 11, 2017.

COACH, INC.

By:	/s/ Victor Luis
	Name:	Victor Luis
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Victor Luis	Chief Executive Officer and Director	July 11, 2017
Victor Luis	(Principal Executive Officer)

/s/ Kevin G. Wills	Chief Financial Officer	July 11, 2017
Kevin G. Wills	(Principal Financial Officer)

/s/ Melinda Brown	Controller	July 11, 2017
Melinda Brown	(Principal Accounting Officer)

*	Chairman and Director	July 11, 2017
Jide Zeitlin

*	Director	July 11, 2017
David Denton

*	Director	July 11, 2017
Andrea Guerra

*	Director	July 11, 2017
Susan Kropf

*	Director	July 11, 2017
Annabelle Yu Long

*	Director	July 11, 2017
Ivan Menezes

*	Director	July 11, 2017
William Nuti

*	Director	July 11, 2017
Stephanie Tilenius

*By:	/s/ Victor Luis
Victor Luis
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1*	Opinion of Venable LLP regarding legality of securities being registered

23.1*	Consent of Venable LLP (included as part of Exhibit 5.1 hereto)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney

99.1
Fifth & Pacific Companies, Inc. 2013 Stock Incentive Plan (incorporated by reference to Appendix B to Definitive Proxy Statement for the 2013 Annual Meeting of Kate Spade & Company, filed April 3, 2013).

___________________
* Filed herewith.